Exhibit 99.2
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 21, 2009
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated April 24, 2009, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on April 24, 2009 to review preliminary first quarter 2009 financial results.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Lewis Booth will host a presentation for the investment community and news media to discuss Ford's preliminary financial results.  Investors may access this presentation by dialing toll free 866-788-0547 (or 1-857-350-1685 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Senior Vice President and Controller Peter Daniel, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing toll free 866-804-6920 (or 1-857-350-1666 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors may also access replays of the presentations after 2 p.m. the day of the event through Friday, May 1, 2009 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 29481628; the passcode for replays of the fixed income call is 55865600.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses revenue and profits excluding special items for our Automotive and Financial Services sectors and for the primary operating segments and business units therein.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are revenue and profits including special items.  We believe that revenue and profits excluding special items are useful measures to provide investors, because they exclude those items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.  As a result, revenue and profits excluding special items provide investors with relevant measures of the results generated by our operations.

In addition, Exhibit 99 discusses our key cash metrics, operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents, net marketable securities, and loaned securities).  We believe that operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash (e.g., tax refunds).  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents, Marketable securities, and Loaned securities).

Item 2.06. Material Impairments.

Having concluded that it is probable that we will dispose of our Volvo operations within the next twelve months, we have classified Volvo as held for sale in preparation of our first quarter 2009 financial statements.  We have conducted held-for-sale impairment testing for Volvo, and concluded on April 21, 2009 that we would have a $650 million impairment charge to be reflected in our financial statements for the first quarter of 2009.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated April 24, 2009	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: April 24, 2009	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated April 24, 2009

Exhibit 99.1

NEWS

Contact:	Media: Bill Collins 1.313.390.4866 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD REPORTS FIRST QUARTER 2009 NET LOSS OF $1.4 BILLION+;
STRENGTHENS BALANCE SHEET, LAUNCHES KEY NEW VEHICLES

•	Net loss of $1.4 billion, or $0.60 per share, for the first quarter of 2009; pre-tax operating loss of approximately $2 billion, excluding special items++
•	Results for total company operations improved as compared with the fourth quarter of 2008
•
Ended first quarter with Automotive gross cash of $21.3 billion.+++ Significantly reduced operating-related cash outflow compared with the third and fourth quarters of 2008 despite further declines in volume

•	Launched new Ford Fusion, Fusion Hybrid, Mustang, Focus RS and four-door Fiesta as well as Lincoln MKZ, Mercury Milan and Milan Hybrid. Gained market share in Europe and South America
•	Executed actions to reduce Automotive debt obligations by $10.1 billion – which were completed and recognized in March and April – and lower annual cash interest payments by more than $500 million
•
Modified collective bargaining agreement with the UAW, lowering Ford’s annual U.S. labor costs by about $500 million; reached agreement in principle with the UAW, subject to court and other approvals, to allow Ford to settle up to half of its cash VEBA obligations with Ford common stock

•	Reduced Automotive structural costs by $1.9 billion, including $1.3 billion in North America
•
Ford remains on track to meet or beat its financial targets based on current planning assumptions, including the target for its overall and North American Automotive pre-tax results to be breakeven or better in 2011, excluding special items

Financial Results Summary	First Quarter
	2009	O/(U) 2008†
Wholesales (000) ++	973	(558)
Revenue (Bils.) ++	$24.8	$(14.4)

Operating Results +++
Automotive Results (Mils.)	$(1,920)	$(2,542)
Financial Services (Mils.)	(62)	(126)
Pre-Tax Results (Mils.)	$(1,982)	$(2,668)

After-Tax Results (Mils.)	$(1,792)	$(2,269)

Earnings Per Share	$(0.75)	$(0.95)

Special Items Pre-Tax (Mils.)	$362	$762

Net Income/(Loss) Attributable to Ford
After-Tax Results (Mils.)	$(1,427)	$(1,497)
Earnings Per Share	$(0.60)	$(0.63)

Automotive Gross Cash (Bils.) ++++	$21.3	$(7.4)
See end notes on page 9.

DEARBORN, Mich., April 24, 2009 – Ford Motor Company [NYSE: F] today reported a first quarter net loss of $1.4 billion, or $0.60 per share. This compares with net income of $70 million, or $0.03 per share, in the first quarter of 2008.

Ford’s first quarter 2009 pre-tax operating loss, excluding special items, was approximately $2 billion, a decline from a profit of $686 million a year ago.  On an after-tax basis, Ford lost $1.8 billion in the first quarter, or $0.75 per share, compared with a profit of $477 million, or $0.20 per share, a year ago. ++

“Our results in the first quarter reflected the extremely difficult business environment and weak demand for autos around the world,” said Ford President and CEO Alan Mulally.  “Despite the challenges, Ford made strong progress on our transformation plan by gaining share with strong new products, slowing operating-related cash outflows, reducing outstanding debt, lowering our structural costs and reaching new agreements with the UAW.”

Ford finished the first quarter with $21.3 billion in Automotive gross cash and reiterated that based on current planning assumptions it does not expect to seek a bridge loan from the U.S. government.

In the first quarter, Ford took a number of actions to strengthen its overall business, and also started discussions with interested parties regarding the sale of Volvo.

Ford and Ford Motor Credit Company executed actions to reduce Ford’s debt obligations by $10.1 billion at par value and lower the company’s annual cash interest payments by more than $500 million.  Of that $10.1 billion, $2.4 billion in debt obligations were reduced in the first quarter and will be reflected in Ford’s first quarter financial statements.  The remainder was reduced on April 8, 2009, and will be reflected in Ford’s second quarter results.  In addition, as previously announced, Ford drew $10.1 billion under its secured revolving credit facility, providing protection against the instability of the capital markets and the uncertain state of the global economy.

Additionally, Ford negotiated and ratified modifications to its collective bargaining agreement with the United Auto Workers union that will lower the company’s overall labor costs in the U.S. by about $500 million annually.  The company announced a new buyout program for U.S. hourly employees that will be completed in the second quarter.  Ford also reached an agreement in principle with the UAW which, subject to court and other approvals, would allow the company to settle up to half of its future cash VEBA obligations with Ford common stock.

Based on current planning assumptions, Ford said it remains on track to meet or beat its financial targets, including the target for its overall and North American Automotive pre-tax results to be breakeven or better in 2011, excluding special items.

FIRST QUARTER 2009 RESULTS
On an after-tax basis, Ford’s first quarter operating loss, excluding special items, was $1.8 billion, or $0.75 per share, compared with a profit of $477 million, or $0.20 per share, a year ago. ++

Ford’s first quarter revenue, excluding special items, was $24.8 billion, down from $39.2 billion a year ago.  The decline is primarily explained by lower sales volume and unfavorable exchange, partly offset by higher net pricing.++

Special items improved pre-tax profits by $362 million in the first quarter, or $0.15 per share, which largely reflected gains from the debt restructuring completed in the first quarter partly offset by the effect of “held for sale” accounting for Volvo assets and global personnel reduction programs.  At the end of the first quarter, based on the status of Ford’s strategic review of Volvo, the company concluded that the criteria for “held for sale” status had been met, triggering an impairment test that resulted in an impairment charge of about $700 million (reflecting the difference between the book value and estimated fair market value of Volvo as held for sale net of estimated disposal cost).

Automotive operating-related cash flow was $3.7 billion negative during the first quarter of 2009.++       The negative cash flow primarily reflects:
•	An Automotive pre-tax loss of $1.9 billion, excluding special items++
•	Capital spending during the quarter that was about $300 million higher than depreciation and amortization
•
Changes in working capital resulted in over $1 billion of positive cash flow due to higher payables, lower inventories and lower receivables.  This improvement, however, was more than offset by timing differences in marketing, warranty, retiree health care payments and in-transit receivables

•	Payments of $500 million to Ford Credit reflecting Ford’s change to up-front payment of subvention

Excluding the impact of the change to up-front subvention payments, Automotive operating-related cash flow was $3.2 billion negative.  This outflow in the first quarter is less than half the outflows during each of the third and fourth quarters of 2008, despite a further decline in volume in part related to actions taken to reduce dealer stocks.  The improvement is due primarily to improved working capital, lower Automotive pre-tax losses and lower net spending.

Ford reiterated that it expects operating-related cash outflows in 2009 to be significantly less than 2008.

Overall, the company’s Automotive gross cash increased by $7.9 billion during the first quarter, primarily reflecting the company’s draw of its revolving credit line of $10.1 billion and the net impact of $2 billion related to the conversion of the assets in the Temporary Asset Account set aside for the VEBA healthcare trust into a new Ford note, as discussed in January.

“The successful debt restructuring, coupled with previously announced agreements with the United Auto Workers, will strengthen Ford’s balance sheet and will result in significant savings going forward,” said Lewis Booth, Ford executive vice president and chief financial officer.   “On the product side, our global lineup has never been stronger.  We remain hopeful that the government stimulus actions around the world will help improve auto demand, particularly in the second half of this year.”

The following discussion of first quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive operating cost changes is at constant volume, mix, and exchange, and excludes special items.

FIRST QUARTER 2009 HIGHLIGHTS
•	Ford Europe’s first quarter market share rose to 9.4 percent, the highest level in nearly 10 years
•
U.S. retail market share remained steady in the first quarter compared to the first quarter of 2008. Dealer inventories decreased by 27 percent from a year ago bringing days’ supply to competitive levels

•	Launched the Ford Advantage Plan in the U.S., offering customers who lose their jobs payment protection for up to 12 months
•
The initial quality of Ford, Lincoln and Mercury brand vehicles in the U.S. improved by 5 percent as compared to last year, surpassing Honda and tying Toyota for the overall lead, according to the latest GQRS study

•	Customer satisfaction with vehicle quality is improving in North America, Europe and Asia, reaching its highest level ever in North America
•	In March, the new Ford Fiesta became the best selling vehicle in Europe in March with sales of 52,800 and the Ford Ka posted its best sales month since October 2004
•	Launched the Ford Focus RS, Ford Europe’s fastest ever production model, and unveiled the iosis-MAX concept at the Geneva Motor Show signaling Ford’s design direction for multi-activity vehicles
•	Introduced the 2010 Ford Taurus, Ford’s new flagship sedan in North America, which will go on sale this summer along with the high performance Taurus SHO
•	Introduced the new 2010 Ford Transit Connect for North America, the fuel-efficient alternative to larger commercial vehicles, which goes on sale this summer. A battery electric version debuts in 2010
•	Began selling the new 2010 Ford Fusion, Mercury Milan and Lincoln MKZ along with the Fusion and Milan hybrids. Both the gas and hybrid versions of Fusion and Milan lead their segments in fuel economy
•	Began selling the new 2010 Ford Mustang – America’s No. 1 muscle car – with a new interior and exterior, more horsepower and updated technology

•	Launched the high-performance 2010 Shelby GT500 with 40 additional horsepower and improved highway fuel economy
•
Began EcoBoost engine production in Cleveland.  The 3.5-liter V-6 EcoBoost will be optional on the 2010 Lincoln MKS, Lincoln MKT and Ford Flex.  It will be the standard engine on the 2010 Ford Taurus SHO

•	Began production of the new four-door Ford Fiesta in Nanjing, China. Fiesta launched successfully in Australia, New Zealand and South Africa

AUTOMOTIVE SECTOR
Automotive Sector*	First Quarter
	2009	O/(U) 2008
Wholesales (000)	973	(558)
Revenue (Bils.)	$21.4	$(13.6)
Pre-Tax Results (Mils.)	$(1,920)	$(2,542)
*excludes special items

For the first quarter of 2009, Ford’s worldwide Automotive sector reported a pre-tax operating loss of $1.9 billion, compared with a pre-tax profit of $622 million a year ago.  The decline reflected lower industry volumes as well as actions to reduce dealer stocks, partly offset by structural cost reductions.

Worldwide Automotive revenue in the first quarter was $21.4 billion, down from $35 billion a year ago.  The decline is primarily explained by significantly lower volume.  Total vehicle wholesales in the first quarter were 973,000, compared with 1,531,000 units a year ago.

Automotive structural cost reductions totaled $1.9 billion, including $1.3 billion in North America.  Manufacturing and engineering costs were more than $800 million lower, largely reflecting the continued benefits of our restructuring actions in North America, Europe and Volvo.

Net pricing was about $700 million favorable, primarily explained by higher pricing in the U.S., reflecting pricing for new features and content, and limited new incentives.

North America: For the first quarter, Ford North America reported a pre-tax loss of $637 million, compared with a loss of $45 million a year ago.  The decline was primarily explained by lower industry volume, a reduction in dealer stocks to bring days’ supply to competitive levels, and higher material cost, partly offset by structural cost reductions and favorable net pricing.  First quarter revenue was $10.2 billion, down from $17.1 billion a year ago.   North American pre-tax results improved by $1.3 billion in the first quarter as compared to fourth quarter 2008.  This improvement primarily reflects lower structural costs and lower commodity costs.

South America: For the first quarter, Ford South America reported a pre-tax profit of $63 million, compared with a profit of $257 million a year ago.  The decline was more than explained by unfavorable exchange and higher commodity costs, partly offset by favorable net pricing.  First quarter revenue was $1.4 billion, down from $1.8 billion a year ago.

Europe: For the first quarter, Ford Europe reported a pre-tax loss of $550 million, compared with a profit of $739 million a year ago.  The decline was largely explained by lower industry volume and a reduction in dealer stocks.  First quarter revenue was $6 billion, down from $10.2 billion a year ago.  These declines reflect the economic weakening in most European markets.

Volvo: For the first quarter, Volvo reported a pre-tax loss of $255 million, compared with loss of $151 million a year ago.  The decline primarily reflected lower industry volume, lower market share, dealer stock reductions and unfavorable net pricing, partly offset by structural cost reductions.  First quarter revenue was $2.6 billion, down from $4.2 billion a year ago.  Losses were reduced by nearly $500 million compared with fourth quarter 2008, primarily as a result of structural cost reductions and favorable exchange.

Asia Pacific and Africa: For the first quarter, Ford Asia Pacific and Africa’s pre-tax loss was $96 million, compared with a profit of $1 million a year ago.  The decline primarily reflects lower industry volume and unfavorable exchange, partly offset by structural cost reductions and net pricing actions.  First quarter revenue was $1.2 billion, down from $1.7 billion a year ago.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, reported a first quarter pre-tax loss of $445 million.  This included net interest expense of $452 million.

FINANCIAL SERVICES SECTOR
Financial Services Sector*	First Quarter
(in millions)	2009	O/(U) 2008
Ford Credit Pre-Tax Results	$(36)	$(68)
Other Financial Services	(26)	(58)
Financial Services Pre-Tax Results	$(62)	$(126)
*excludes special items

For the first quarter, the Financial Services sector reported a pre-tax loss of $62 million, compared with a profit of $64 million a year ago.

Ford Motor Credit Company: Ford Credit reported a pre-tax loss of $36 million in the first quarter, compared with a pre-tax profit of $32 million a year ago.  The decline was primarily explained by lower volume and a higher provision for credit losses, partly offset by lower depreciation expense for leased vehicles and lower net losses related to market valuation adjustments to derivatives.

Other Financial Services: Other Financial Services reported a loss of $26 million in the first quarter, a $58 million decline from a year ago. The decline primarily reflects non-recurrence of gains related to real estate transactions.

OUTLOOK
Despite the severe global downturn, Ford said it continues to make progress on all four pillars of its plan:
•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

In addition to the key restructuring actions discussed, Ford also continues a collaborative effort to reduce its dealer levels, with a 14 percent reduction since 2005, consolidate and realign its suppliers, and reduce salaried and other overhead costs.  With the $1.9 billion of first quarter Automotive structural cost reductions, Ford is on track to exceed its target to reduce Automotive structural costs by $4 billion in 2009.

“Clearly, these continue to be challenging days for the global auto industry.  I remain encouraged by the progress Ford is making to allow us to operate through the downturn and emerge as a lean, globally integrated automaker poised for profitable growth when the economy rebounds,” Mulally said.  “Ford continues to take decisive actions working with all of our stakeholders to ensure our long-term competitiveness.”

Ford’s 2009 planning assumptions regarding the industry and operating metrics include the following:

Planning Assumptions	Full Year Plan	First Quarter	Full Year Outlook
Industry Volume (SAAR)*:
–U.S. (million units)	10.5 – 12.5	9.8	Lower End of Range
–Europe (million units)**	12.5 – 13.5	14.8	13.5 – 14.5

Operational Metrics
Compared with 2008:
Quality:
-- U.S.	Improve	Improved	On Track
-- International	Improve	Mixed	Mixed

--Automotive Structural Costs***	Improve by about $4 Billion	Improved by $1.9 Billion	Improve by more than $4 Billion

-- U.S. Market Share (Ford Lincoln Mercury)	Stabilize	13.9%	On Track
-- U.S. Share of Retail Market	Stabilize	12.7%	On Track
-- Europe Market Share	Equal / Improve	9.4%	On Track

--Automotive Operating-Related Cash Flow (Bils.)****	Negative but Significant Improvement	$(3.7) Billion	On Track

Absolute Amount:
--Capital Spending (Bils.)	$5 to $5.5 Billion	$1.4 Billion	On Track
* Includes medium and heavy trucks ** European 19 markets we track *** At constant volume, mix and exchange; excludes special items **** See tables at end for reconciliation to GAAP

Ford’s production volumes are shown below:
Production Volumes	Actual		Forecast
	First Quarter 2009		Second Quarter 2009
	Units (000)	O/(U) 2008 (000)	Units (000)	O/(U) 2008 (000)

Ford North America	349	(343)	435	(250)

Ford Europe	342	(197)	385	(180)

Volvo	64	(48)	82	(30)

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] releases its first quarter 2009 financial results at 7 a.m. EDT today.  The following briefings will be conducted after the announcement:

At 9 a.m. EDT, Alan Mulally, president and chief executive officer, and Lewis Booth, executive vice president and chief financial officer, will host a call for the investment community and news media to discuss first quarter results.

At 11 a.m. EDT, Peter Daniel, Ford senior vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Friday, April 24

Earnings Call: 9 a.m. EDT
Toll Free: 866-788-0547
International: 857-350-1685
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866-804-6920
International: 857-350-1666
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Friday, May 1
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 205,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in our Form 10-Q for the quarter ended March 31, 2009.  "Net income" and “Net loss" herein refer to "Net income/(loss) attributable to Ford" on our first quarter 2009 Statement of Operations,  reflecting new presentation  required by SFAS No. 160.  Discussion of Automotive cost changes is at constant volume, mix, and exchange, and excludes special items.

++	Excluding special items. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to U.S. Generally Accepted Accounting Principles (“GAAP”).
+++
Excluding special items and Income/(Loss) attributable to non-controlling interests. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to U.S. Generally Accepted Accounting Principles (“GAAP”).

++++	See the tables following “Safe Harbor/Risk Factors” for a reconciliation of Automotive gross cash to GAAP.
†	2008 results adjusted for the effect of FSP APB 14-1 and for the reclassification of certain Financial Services sector revenue items.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued or worsening financial crisis;
•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events, or other factors;
•	Decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	A further increase in or acceleration of market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	Restriction on use of tax attributes from tax law "ownership change";
•
Economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement regarding UAW hourly retiree health care;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials subject to long-term supply arrangements that commit us to purchase minimum or fixed quantities of parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Ford Credit's need for substantial liquidity to finance its business;
•	Inability of Ford Credit to obtain an industrial bank charter or otherwise obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or other factors;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer, data protection, or other regulation resulting in greater costs or financing restrictions;
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2008 Form 10-K Report.

FIRST QUARTER 2009 NET INCOME/(LOSS) COMPARED WITH 2008

	First Quarter
	2008	2009
Revenue (Bils.)
Revenue (Excluding Special Items)	$39.2	$24.8
Special Items*	4.1	—
Revenue	$43.3	$24.8

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$686	$(1,982)
Special Items*	(400)	362
Pre-Tax Income/(Loss) from Continuing Operations	$286	$(1,620)

(Provision for)/Benefit from Income Taxes	(95)	204
Income/(Loss) from Continuing Operations	$191	$(1,416)
Income/(Loss) from Discontinued Operations	1	—
Net Income/(Loss)	$192	$(1,416)
Less: Income/(Loss) attributable to non-controlling interests	122	11
Net Income/(Loss) attributable to Ford	$70	$(1,427)
* Special items detailed in table on page 12

FIRST QUARTER 2009 INCOME/(LOSS) FROM CONTINUING OPERATIONS
COMPARED WITH 2008
	First Quarter
(in millions)	2008	2009

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$686	$(1,982)
(Income)/Loss Attributable to Non-Controlling Interests	(122)	(11)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	(87)	201
After-Tax Result (Excluding Special Items)	$477	$(1,792)

Pre-Tax Special Items*	(400)	362
(Provision for)/Benefit from Income Taxes on Special Items	(8)	3
Income/(Loss) from Continuing Operations Attributable to Ford	$69	$(1,427)

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(87)	$201
(Provision for)/Benefit from Income Taxes on Special Items	(8)	3
(Provision for)/Benefit from Income Taxes	$(95)	$204

*Special items detailed in table on page 12

FIRST QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2008	2009
Automotive Sector
Ford North America
Personnel-reduction programs	$(322)	$(171)
Retiree health care	11	(111)
U.S. dealer consolidation (primarily dealership impairments)	(108)	(81)
Allowance for doubtful accounts	—	(67)
Job Security Benefits	91	292
Total Ford North America	(328)	(138)
Ford Europe
Personnel-reduction programs	(11)	(5)
Volvo
Personnel-reduction programs	—	(2)
Ford Asia Pacific Africa
Personnel-reduction programs	(5)	(7)
Total Personnel and Dealer-Related Items - Automotive sector	(344)	(152)
Other Items:
Automotive Sector
Ford North America
Ballard restructuring/Other	(72)	—
Volvo
Held-for-sale impairment and related costs	—	(664)
Other Automotive
Gain on debt securities purchased or exchanged for equity	16	127
Gain on debt restructuring	—	1,143
Total Other Automotive	16	1,270
Jaguar Land Rover
Jaguar Land Rover operating profits for 2008/Other*	439	(2)
Held-for-sale impairment	(421)	—
Net gains/(losses) on certain Jaguar Land Rover undesignated hedges	(18)	—
Total Jaguar Land Rover	—	(2)
Total Other Items – Automotive sector	(56)	604
Financial Services Sector
Diversified Financial Operations ("DFO") impairment	—	(141)
Gain on purchase of debt securities	—	51
Total Other Items – Financial Services sector	—	(90)
Total	$(400)	$362

Memo:
Special Items Impact on Earnings Per Share**	$(0.17)	$0.15

*	Jaguar Land Rover’s revenue of $4.1 billion and wholesales of 74,000 units were treated as special items in the first quarter of 2008.
**
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, less income attributable to non-controlling interests; additional information regarding the method of calculating earnings per share is available in the materials supporting the April 24, 2009 conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO U.S. GAAP

(in billions)	Mar. 31, 2008	Mar. 31, 2009	Mar. 31, 2009 B/(W) Mar. 31, 2008	Memo: Dec. 31, 2008

Cash and Cash Equivalents	$18.7	$8.1	$(10.6)	$6.4
Marketable Securities	6.6	13.5	6.9	9.3
Loaned Securities	6.7	—	(6.7)	—
Total Cash/Marketable & Loaned Securities	$32.0	$21.6	$(10.4)	$15.7
Securities-In-Transit *	(0.7)	—	0.7	—
UAW-Ford Temporary Asset Account	(2.6)	(0.3)	2.3	(2.3)
Gross Cash	$28.7	$21.3	$(7.4)	$13.4

*	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period-end.

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO U.S. GAAP*
(in billions)	2009
	First Quarter	O/(U) 2008

Cash Flows from Operating Activities of Continuing Operations**	$(2.3)	$(3.0)

Items Included in Operating-Related Cash Flows:
Capital Expenditures	(1.4)	—
Net Transactions Between Automotive and Financial Services Sectors	(0.6)	0.1
Net Cash Flows from Non-Designated Derivatives	0.2	(0.1)

Items Not Included in Operating-Related Cash Flows:
Cash Impact of Job Security Benefits & Pers. Reduction Program	0.3	0.2
Pension Contributions	0.4	(0.2)
Tax Refunds and Tax Payments from Affiliates	(0.3)	0.6
Other	—	(0.1)
Operating–Related Cash Flows	$(3.7)	$(2.5)

*	Except where (see below) 2008 data excludes Jaguar Land Rover
**	2008 includes Jaguar Land Rover

#  #  #